Exhibit 99.4

CONSENT IN LIEU OF SHAREHOLDERS' MEETING

(MAJORITY SHAREHOLDERS)

THERAPY CELLS, INC.

Pursuant to the bylaws of the corporation and Wyoming statutes, we, the holders of the number of shares of stock of THERAPY CELLS, INC. set forth after our signatures, and as the holders of a majority of the outstanding shares of the voting stock of the Corporation entitled to vote at a meeting of shareholders, do hereby consent to the following action as approved in a resolution adopted by the Board of Directors in its WRITTEN CONSENT TO ACTION WITHOUT MEETING OF THERAPY CELLS, INC. dated August 22, 2011. The text of the Board's resolution states:

RESOLVED, that the Company authorize and enact a 1 for 1,500 reverse split of its shares of Common Stock (the “reverse stock split”); and be it further

RESOLVED, that the record date and time of the reverse stock split be Friday, September 16, 2011 at 6:00 p.m. PDT; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the reverse stock split be Monday, September 19, 2011 at 6:00 a.m. PDT; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s President, Christopher Glover, send a conformed copy of this resolution to the Company’s transfer agent, Action Stock Transfer Corp.; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company’s Articles of Incorporation in the state of Wyoming, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

IN WITNESS WHEREFORE, the undersigned, being the Majority Shareholder of THERAPY CELLS, INC., has signed this consent on the date indicated below effective this 22nd day of August, 2011.

Signature	Date	Number of Shares (%)

/s/Christopher Glover	August 22, 2011	900,000 Series A Pref. (99.99%)

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